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                          ACCOUNTING SERVICES AGREEMENT

                                     BETWEEN

                 EQUITRUST INVESTMENT MANAGEMENT SERVICES, INC.

                                       AND

                           EQUITRUST SERIES FUND, INC.

     THIS AGREEMENT, entered into the 1st day of December, 1987, as amended and restated the 1st day of December, 2002, by and between EquiTrust Investment Management Services, Inc., a Delaware corporation, hereinafter referred to as "EquiTrust", and EquiTrust Series Fund, Inc. a Maryland Corporation, hereinafter referred to as "Fund".

                                   WITNESSETH:

     WHEREAS, the Fund currently issues shares in six portfolios, which, together with any subsequently created portfolios, shall hereinafter be referred to as the "Portfolios";

     WHEREAS, the Fund desires to obtain certain accounting and other services from EquiTrust; and

     WHEREAS, EquiTrust desires to provide such services for the Fund;

     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows: EquiTrust agrees to:

          A. Maintain all books, accounts, ledgers, journals, supporting documents and supplementary records pertaining to the business of the Fund which constitute the record forming the basis for financial statements required of the Fund by law or required, by resolution of the Fund Board of Directors.

          B. Calculate the net asset value of each of the Portfolios of the Fund in accordance with the Fund's current prospectus and communicate same to the Fund's transfer agent on each day that the net asset value per share is calculated for the Portfolios.

          C. Provide the personnel and facilities necessary to process payment of all Fund expenditures, as authorized by the Fund.


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          D. Maintain all records of a financial nature pertaining to Fund portfolio transactions as are required by law or resolution of the Fund Board of Directors.

          E. Prepare monthly financial statements, any statistical reports requested by the Fund Board of Directors supporting accounting work papers.

          F. Provide the Fund Board of Directors periodic financial statements and statistical reports.

          G. Prepare such other reports and analyses as requested by the Fund Board of Directors to be presented at their quarterly meetings.

          H. Prepare financial statements and any other related per share data required for inclusion in the annual and semi-annual reports to shareholders and amendments to the Fund's registration statement.

          I. Prepare for timely filing all the Fund's required governmental-(state and federal) reports, tax returns and other filings, which EquiTrust is not otherwise required to prepare pursuant to the terms of other agreements in effect between the Fund and EquiTrust.

          J. Prepare recommendations to the Fund Board of Directors regarding the payment of income dividends and capital gains distributions.

          K. Maintain or cause to be maintained all other books, accounts and other documents. that are required to be maintained by Rule 31a-1 under the Investment Company Act of 1940 that are not required to be maintained for the Fund pursuant to some other agreement between the Fund and EquiTrust or another party.

          L. Preserve or cause to be preserved for the periods required in Rule 31a-2 under the Investment Company Act of 1940 all records covered by this Agreement that are required to be maintained by Rule 31a-1.

II.  The Fund agrees to:

          Pay EquiTrust an annual fee aggregating 0.05% of the average daily net assets. of each Portfolio, accrued daily and payable monthly, with such payments not to exceed $30,000 per Portfolio per annum.

III. The parties hereto mutually agree:

          A. That this Agreement shall become effective on the


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     1st day of December 2002, shall remain in effect until November 30, 2003, and shall continue in affect from year to year thereafter, unless sooner terminated as hereinafter provided, so long as the continuance of the Agreement is approved at least annually by a majority of the Directors who are not parties to the Agreement or "interested persons" as that term is defined in the investment Company Act of 1940.

          B. That either party may terminate this Agreement at any time by giving 60 days' written notice of such termination to the other party

          C. That any amendment to this Agreement must be in writing, executed by both parties hereto.

          D. That notices and other writings delivered or mailed postage prepaid to the Fund or to EquiTrust at 5400 University Avenue, West Des Moines, Iowa 50266 shall be deemed-to have been properly delivered or given hereunder to the respective parties.

          E. That this Agreement is executed and delivered in the State of Iowa and is subject to and shall be construed according to the laws of that State.

     IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed in its name and on its behalf and under its corporate seal by and through its duly authorized officers on the day and year above stated.

ATTEST:                                         EQUITRUST SERIES FUND, INC.

By: /s/Dennis M. Marker                         By: /s/ William J. Oddy
    ----------------------------                    ---------------------------
    Dennis M. Marker                                William J. Oddy
    Vice President -- Investment Administration     Chief Executive Officer


ATTEST:                                         EQUITRUST INVESTMENT MANAGEMENT
                                                SERVICES, INC.

By: /s/Kristi Rojohn                            By: /s/ Dennis M. Marker
    ----------------------------                    ---------------------------
    Kristi Rojohn                                   Dennis M. Marker
    Assistant Secretary                             President

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